HYPERION

AGREEMENT made as of this 5th day of November 2004, between Hyperion, an imprint of Buena Vista Books, Inc. ("Publisher"), 77 West 66th Street, 11th Floor, New York, NY 10023-6298, and Laura Berman, Ph.D. ("Author") , whose address is c/o International Creative Management, Inc., 40 West 57th Street, New York, NY 10019 (Attn.: Amanda Urban), regarding a book of non-fiction tentatively entitled THE PASSION PRESCRIPTION: Every Woman's Guide to a Sexual Makeover (hereinafter the "Work") and described as follows: THE PASSION PRESCRIPTION, by women's health expert Dr. Laura Berman, is a fun, modern and comprehensive how-to guide that will teach all women--single, married, young or old--how to kick their sex lives into high gear. Dr. Berman will take what she's learned as one of the nations leading sex therapists and educators to prescribe every woman a step-by-step plan to get what she wants and needs in the bedroom.

Author and Publisher agree that:

1. Delivery

(a) Material to be Delivered. Author will deliver to Publisher by February 14, 2005, one neatly typed, double-spaced copy of the complete manuscript for the Work, which shall be approximately 80,000 – 90,000 words, plus one copy on disk to Publisher's specifications, and approximately 10-20 mutually-agreed illustrations, in length, all in content and form satisfactory to Publisher.

(b) Writer. If Author wishes to engage a third party editor or writer to assist her in compiling or writing the manuscript of the Work ("Writer"), (i) Publisher will have approval over the selection of any Writer other than Dana Demas, such approval not to be unreasonably withheld; (ii) Writer shall convey to Author the use of Writer's contribution in all editions, versions and uses of the Work that Author has granted to Publisher pursuant to this Agreement and the exploitation of all rights granted herein with respect to the Work; (iii) Author will be solely responsible for paying the Writer; and (iv) Writer will not be granted credit on the jacket, cover or title page of the Work.

(c) Permissions. If permission (including photo and interview releases) from others is required for publication of any material to be delivered hereunder or for the exercise of any of the rights granted herein, Author shall, at Author's own expense, obtain such permissions and deliver them to Publisher within thirty (30) days after the due date for the completed manuscript, along with proof of payment of all necessary fees. Such permissions shall cover use of such material in all editions, versions and uses of the Work granted pursuant to this Agreement and the exploitation

of all rights granted herein and shall otherwise be reasonably acceptable in form to Publisher. If Author fails to furnish such permissions, Publisher shall use best efforts to secure such permissions and charge the documented cost thereof directly to Author or Author's account. If Publisher is unable to secure such permissions and Author refuses or cannot eliminate or suitably alter the portions of the Work requiring permissions, Publisher may, at its option, terminate this Agreement in accordance with Paragraph 12(e) herein.

(d) The manuscript, permissions and all other materials mentioned in subparagraphs (a) through (c) above are hereinafter referred to jointly and severally as the "Material."

2. Grant of Rights

Subject to the limitations and conditions set forth in this Agreement, Author grants and assigns to Publisher the following sole and exclusive rights for the United States, its territories and possessions, the Philippines and Canada and the non-exclusive rights in the rest of the world (excluding the British Commonwealth (other than Canada) as set forth on the attached Schedule of Territories (hereinafter the "Territory")) in the English language during the entire term of copyright and any renewals and extensions thereof:

(a) to print, publish and distribute the Material in book form, including hardcover, trade paperback, and mass-market paperback;

(b) to make, reproduce, publish, distribute, or perform non-dramatic audio only recordings of the Material in any form or method of recording or transmission now in existence or hereafter invented, including, but not limited to, cassette, disc, tape and wire recording, electronic transmission via the Internet or otherwise, but excluding motion pictures and transmission by television or radio or on the live stage ("Audio"). Author shall have approval over the recording script(s) of any condensed or abridged version, provided that the Publisher reserves the right to edit the approved scripts in order to satisfy recording time constraints. Author will be offered the first opportunity to perform services as the reader of the Work for a fee to be mutually agreed upon. If the reader is other than Author, Author shall have a right of reasonable approval over the selection of the reader(s);

(c) subject to Author's approval, not to be unreasonably withheld or delayed, to make, reproduce, publish, distribute or display non-dramatic, non-adapted, unenhanced verbatim reproductions of all or a portion of the Material in complete, condensed and abridged versions (provided that any condensation or abridgment or portional use will be subject to Author's approval), in any form or method of reproduction or transmission now in

existence or hereafter invented intended to make the Work available in text-only visual form for reading only, including, but not limited to, electronic transmission via the Internet or otherwise ("E-books"). Publisher shall not add any material to the Work in connection with the exercise of such rights, including sound, images or additional text. Publisher acknowledges that Publisher shall not exercise any of the foregoing rights so as to interfere or conflict with Author's exploitation of Author's reserved rights;

~~(d) to make, reproduce, publish, distribute, perform or display non-dramatic audio and/or non-dramatic visual recordings of adaptations of the Material in combination with additional sounds and/or images in any form or method of recording or transmission now in existence or hereafter invented, including, but not limited to, cassette, disc, tape and wire recording, transmission via the Internet or otherwise, and transparencies, but excluding motion pictures and transmission by television or radio or on the live stage ("Multimedia");~~

(e) to exercise or authorize the exercise of the other rights expressly granted to Publisher in and to the Material set forth in paragraph 6 hereof;

(f) to utilize nominal excerpts from the Material in Publisher's catalog or in other promotional pieces or advertisements relating to the Work including the right to place or permit others to place portions of the Work (not to exceed 5,000 words) on Internet web-site(s) for advertising and promotion of the Work only. Because of the medical nature of the Work, any excerpts from the Work shall be subject to Author's approval, such approval or disapproval not to be unreasonably delayed.

(g) Reserved Rights. All rights in and to the Material not expressly granted to Publisher herein are reserved by Author, including, but not limited to, Multimedia, dramatic and merchandising rights (which rights are reserved to Author pursuant to Paragraphs 5(l), 6(k), 6(n) and 6(o) herein.)

3. Editorial Changes and Proofs

(a) Notwithstanding anything contained in this Agreement to the contrary, no changes to the Material other than standard copyediting may be made without Author's prior written approval in each instance. Publisher shall have the right to copyedit the Material in accordance with its standard style of punctuation, spelling, capitalization and usage. After copyediting, the Material shall be shown to Author with all changes marked for Author's approval, including copyedits and typos, such approval not to be unreasonably withheld.

(b) Publisher will send first pass proof pages to Author for review. Author agrees to review, correct, revise, and return copyedited or other manuscripts, proofs or other Material sent back to Author by Publisher, within two weeks of receipt or within such other shorter period as Publisher may reasonably request when transmitting such materials. Author agrees to have charged against her royalty account (i) all charges in excess of ten percent (10%) of the cost of composition for alterations or additions (other than corrections of printers' and/or Publisher's errors) which Author makes in proofs, plates or film after the type has been set in conformity with the copyedited manuscript, and (ii) all charges for any alterations made at the request of Author in subsequent printings of the Work, except for alterations deemed necessary by Author and Publisher which shall be at Publisher's sole expense. Publisher shall furnish Author with an itemized statement of such expenses.

4. I. Initial Advance

Publisher shall pay Author, as an advance against sums due to Author hereunder the sum of Two Hundred Seventy-Five Thousand Dollars ($275,000.00), payable as follows:

(a) $91,667.00 upon full execution of this Agreement;

(b) $91,667.00 upon delivery by Author and acceptance by Publisher of the complete Material, satisfactory to Publisher; and

(c) $91,666.00 on publication of Publisher's initial edition of the Work, but not later than eighteen (18) months after delivery by Author and acceptance by Publisher of the complete Material.

Such advance shall not be repayable, provided Author has delivered the Material in conformity with Paragraph 1 and is not otherwise in material default under this Agreement. If the Author delivers the complete Material in a timely manner but the Material is not satisfactory to Publisher (see subparagraphs 10(c) and 10(d)), such advance shall be repayable only from First Proceeds, as such term is defined in subparagraph 10(c).

II. Additional Advances

In the event that net hardcover trade sales of the book entitled *Secrets of the Sexually Satisfied Woman* (which book is the subject of a separate agreement among Publisher, Author and Jennifer Berman, M.D. dated November 14, 2001), equal 50,000 or more copies within the first year following the initial publication of said work, then Publisher shall pay Author an additional advance against royalties on the Work that is the subject of this Agreement in the amount of $50,000.00. If such net sales equal 75,000 or more copies within the first year

following initial publication, then Publisher shall pay Author a second additional advance against royalties on the Work in the amount of $50,000.00.

5. Royalties

Publisher shall pay to Author the following royalties on sales, less returns, of copies of the Work published by Publisher or on other rights in the Material exercised by Publisher (For the purposes of this Agreement "invoice price" is defined as the suggested retail price, less freight pass-through charges, if any, which shall not exceed the greater of $0.50 or five percent (5%) of the suggested retail price.):

(a) On copies sold through ordinary wholesale and retail channels of trade in the United States (including supermarkets, wholesale clubs and on-line booksellers):

i) Hardcover: Ten percent (10%) of the invoice price for the first 5,000 copies; twelve and one-half percent (12.5%) thereof for copies from 5,001 to 10,000; and fifteen percent (15%) thereof for all copies in excess of 10,000;

ii) Trade Paperback: Seven and one-half percent (7.5%) of the invoice price;

iii) Mass Market Paperback: Eight percent (8%) of the invoice price for the first 150,000 copies and ten percent (10%) thereof for all copies thereafter.

(b) On copies sold to book clubs royalty inclusive in the United States:

i) Hardcover: Ten percent (10%) of the amounts received by or credited to Publisher, excluding sales or similar taxes and third party invoiced shipping and handling charges, if any;

ii) Trade Paperback: Ten percent (10%) of the amounts received by or credited to Publisher, excluding sales or similar taxes and third party invoiced shipping and handling charges, if any;

iii) Mass Market Paperback: Ten percent (10%) of the amounts received by or credited to Publisher, excluding sales or similar taxes and third party invoiced shipping and handling charges, if any.

(c) On copies sold as premiums in the United States (Premium sales are subject to Author's approval with respect to the product or service with which the Work is to be associated. In the event approval or disapproval

is not received within five (5) business days of Author's receipt of Publisher's written request therefor, approval shall be deemed denied):

i) Hardcover: Seven and one-half percent (7.5%) of the amounts received by or credited to Publisher, excluding sales or similar taxes and third party invoiced shipping and handling charges, if any;

ii) Trade Paperback: Seven and one-half percent (7.5%) of the amounts received by or credited to Publisher, excluding sales or similar taxes and third party invoiced shipping and handling charges, if any;

iii) Mass Market Paperback: Seven and one-half percent (7.5%) of the amounts received by or credited to Publisher, excluding sales or similar taxes and third party invoiced shipping and handling charges, if any;

(d) On copies sold in special sales in the United States (on a non-returnable basis in bulk through non-traditional book channels):

i) Hardcover: Seven percent (7%) of the amounts received by or credited to Publisher, excluding sales or similar taxes and third party invoiced shipping and handling charges, if any;

ii) Trade Paperback: Seven percent (7%) of the amounts received by or credited to Publisher, excluding sales or similar taxes and third party invoiced shipping and handling charges, if any;

iii) Mass Market Paperback: Seven percent (7%) of the amounts received by or credited to Publisher, excluding sales or similar taxes and third party invoiced shipping and handling charges, if any.

(e) On copies sold in the United States by direct marketing methods:

i) Hardcover: Seven percent (7%) of the amounts received by or credited to Publisher, excluding sales or similar taxes and third party invoiced shipping and handling charges, if any;

ii) Trade Paperback: Seven percent (7%) of the amounts received by or credited to Publisher, excluding sales or similar taxes and third party invoiced shipping and handling charges, if any;

iii) Mass Market Paperback: Seven percent (7%) of the amounts received by or credited to Publisher, excluding sales or similar

taxes and third party invoiced shipping and handling charges, if any.

(f) On all copies in any format sold in Canada through ordinary channels of trade, two-thirds of the royalty rate applicable to such sales in the United States based on the U.S. invoice price.

(g) On all English language copies sold outside Canada and the United States:

i) Hardcover: Ten percent (10%) of the amounts received by or credited to Publisher, excluding sales or similar taxes, freight and third party handling charges invoiced to the customer, if any;

ii) Trade Paperback: Ten percent (10%) of the amounts received by or credited to Publisher, excluding sales or similar taxes, freight and third party handling charges invoiced to the customer, if any;

iii) Mass Market Paperback: Ten percent (10%) of the amounts received by or credited to Publisher, excluding sales or similar taxes, freight and third party handling charges invoiced to the customer, if any.

(h) On hardcover or trade or mass market paperback copies sold in any calendar year commencing more than one year after the first publication of such edition in which sales of such edition are 750 copies or less, two-thirds of the royalty rates specified above, provided Publisher has made a second or subsequent printing of 2,500 copies or less of such edition. This reduction in royalties is made to enable Publisher to keep the Work in print as long as possible. Such printings shall occur not more than once in any one calendar year.

(i) On all copies sold through remainder sales at more than the cost of manufacture, ten percent (10%) of the amounts received by or credited to Publisher, excluding taxes and invoiced shipping and handling charges, if any. Publisher shall not remainder the Work prior to one year from Publisher's first publication thereof. Publisher will give Author notice of its intention to remainder copies of the Work and a reasonable opportunity to purchase copies at the best remainder price. However, Publisher's failure to do so shall not be considered a breach of this Agreement nor give Author any claim for damages.

(j) On Audio copies: ten percent (10%) of the amounts received by Publisher, excluding taxes and invoiced shipping and handling charges, if any.

(k) On E-books: fifteen percent (15%) of the suggested retail price of such edition.

(l) On Multimedia copies: Reserved to Author.

(m) No royalties are payable to Author on copies given or sold to Author under subparagraph 11(c) below, or otherwise given away for purposes of publicity, promotion and advertising, on copies sold at or below the cost of manufacture, or on copies destroyed.

(n) Only copies sold pursuant to (a) shall be counted in determining the applicable percentages of any graduated scales set forth therein.

6. Subsidiary Rights

Subject to the limitations and conditions set forth in this Agreement, Author grants and assigns to Publisher the sole and exclusive right to exercise or license the subsidiary rights in and to the Material described below. In the event that Publisher licenses to a third party the right to exercise any of the subsidiary rights described below, the following percentages of the proceeds received by Publisher from any such license shall be given to Author. Author's share of income in excess of two thousand five hundred dollars ($2,500) derived from the licensing of subsidiary rights in the Work, less unearned advances, shall be paid to Author within thirty (30) days of Publisher's receipt thereof. Publisher shall, upon Author's written request, provide Author with copies of subsidiary rights agreements and licensee's royalty statements. Because of the medical nature of the Work, any excerpts from the Work shall be subject to Author's approval, such approval or disapproval not to be unreasonably delayed.

		Author's Percentage
(a)	Periodical or newspaper publication prior to book publication:	Reserved to Author
(b)	Periodical or newspaper publication following book publication; syndication:	Reserved to Author
(c)	Subject to Author's approval, not to be unreasonably withheld or delayed, publication of condensations, abridgments, selections and in anthologies; and reprographic rights including microfilm, microfiche, photocopying and transparencies:	50
(d)	In consultation with Author, book club	

	publication:	50
(e)	Subject to Author's approval, not to be unreasonably withheld, publication of editions for premium* or special use or for direct sale to consumers through mail order or other direct marketing methods:	50

*With respect to premium sales, if approval or disapproval is not received within five (5) business days of Author's receipt of Publisher's written request therefor, approval shall be deemed denied.

(f)	Subject to Author's approval, not to be unreasonably withheld or delayed, English language paperback editions in the United States and Canada subsequent to initial paperback publication by Publisher:	50
(g)	Subject to Author's approval, not to be unreasonably withheld or delayed, English language hardcover editions in the United States and Canada subsequent to initial hardcover publication by Publisher:	50
(h)	Subject to Author's approval, not to be unreasonably withheld or delayed, Audio:	50
(i)	Subject to Author's approval, not to be unreasonably withheld, E-books:	50
(j)	Braille, large-type and other editions (except for Audio) for the handicapped (Publisher may also grant such rights to recognized nonprofit organizations for the handicapped without charge and without payment to Author.):	50
(k)	Multimedia:	Reserved to Author
(l)	Foreign language book publication (including the right to sublicense the other rights granted in this Agreement):	Reserved to Author

(m)	English language book publication outside the United States and Canada (including the right to sublicense the other rights granted in this Agreement):	Reserved to Author
(n)	Motion picture, television, radio and live stage dramatic adaptation rights and allied rights and lyric rights:	Reserved to Author
(o)	Commercial and/or merchandising rights:	Reserved to Author

7. Transactions with Affiliates

Subject to Author's approval, not to be unreasonably withheld, in the event that Publisher licenses its parent company or any subsidiary or affiliate of Publisher to exercise in the United States or Canada any of the rights listed in Paragraph 6 above, such exercise shall be deemed an exercise of such rights by Publisher, and Licensee's gross receipts will be deemed to be Publisher's gross receipts for compensation purposes. In all other circumstances and subject to Author's approval, not to be unreasonably withheld, a license by Publisher to its parent company or any subsidiary or affiliate of Publisher to exercise any of the rights stated in Paragraph 6 shall be deemed an exercise of such rights by a third party and not an exercise of such rights by Publisher, provided that it is done pursuant to a license which pays a royalty percentage to Publisher which is comparable to that which would be appropriate in a contract between unaffiliated companies. In the event that Publisher itself exercises any of the rights granted in paragraph 6 above, the percentage of the proceeds given to the Author shall be the applicable rate listed in paragraph 5 hereof. If no royalty rate is listed in paragraph 5 for Publisher's exercise of such right, the parties shall negotiate in good faith an amount payable to Author prior to the exercise of such rights by Publisher.

8. Royalty Statements

(a) Publisher shall provide Author with semi-annual royalty statements showing the amounts due to Author hereunder, accompanied by payment of any monies due less any monies due from Author to Publisher under this agreement between Author and Publisher. Such statements shall also include the reasonable reserve held against returns. Royalty statements shall be provided by April 1 and October 1 of each year for the six-month period ending the preceding December 31st and June 30th, respectively.

(b) Upon Author's written request, Publisher shall provide to Author the following information as to any particular six month accounting period: (i) the number of copies printed and bound in each printing of each

edition; (ii) the date of completion of reprinting and binding of each edition; (iii) the number of free copies distributed; (iv) the number of copies remaindered, destroyed or lost; (v) the cumulative total sales and disposals; (vi) actual returns and reserves against returns.

(c) Publisher may retain a reasonable reserve against returns in any accounting period. Publisher may establish a separate reserve for each edition or re-issue of the Work. Publisher shall release the reserve at the next accounting period and establish a new reserve based on then-current conditions, provided that Publisher shall liquidate all reserves for a given edition at the end of the fifth royalty period. If Author receives an overpayment of royalties resulting from copies of the Work reported sold but subsequently returned, Publisher shall deduct such overpayment from the next four royalty reporting periods. Any balance remaining thereafter shall be repaid upon Publisher's request.

(d) Nothing herein shall be deemed to limit Publisher's legal right, if any, to set-off any claim Publisher may have for breach of this agreement between Publisher and Author.

(e) Default by Publisher. If the Publisher shall, during the term of this Agreement, default in the delivery of semiannual statements, or in the making of payments as herein provided, and shall neglect or refuse to deliver such statements or make such payments within thirty (30) days after receipt of a written notice from the Author to such effect, then such default will be considered a material breach of this Agreement. However, the Publisher retains a "cure period" of thirty (30) days following Publisher's receipt of such written notice from the Author during which Publisher retains the right to deliver such statements, make such payments as may be due or contest the validity of Author's written notification and during such thirty (30) day period, no default or breach shall be deemed "incurable." Any such notice(s) shall be sent to: "Publisher, Adult Publishing." If the Publisher has not remedied such failure to deliver statements or make payments which are due the Author, and no facts remain in issue between Publisher and Author, then, without limiting Author's other legal rights against Publisher, Author may revoke all of the Publisher's rights hereunder subject to licenses then in effect. As to rights already exercised, the Publisher shall nevertheless remain liable for all sums that are then due or may thereafter become due to Author.

9. Examination of Publisher's Books and Records

Author, or Author's duly authorized representative, shall have the right, upon at least ten business days' prior written notice, to examine Publisher's books and records insofar as they relate to the Work. Any such examination shall be done during regular business hours and subject to such conditions as Publisher may

reasonably prescribe. If the examination uncovers errors which, if uncorrected, are in Publisher's favor, Publisher shall promptly pay to Author the amount of the error plus simple interest at eight percent (8%). If the exam uncovers errors in Author's favor, Publisher shall deduct such overpayment in equal installments from the next four (4) royalty reporting periods. Any balance remaining thereafter shall be repaid upon Publisher's request. Any such examination shall be at Author's expense, unless the examination uncovers errors which if uncorrected are in Publisher's favor aggregating more than $3,000.00, in which case Publisher shall pay the reasonable costs of the examination up to the amount of three thousand dollars ($3,000.00) or the amount of the error, whichever is higher, within thirty days of Author's written notification. Examinations hereunder shall take place not more frequently than once in twelve (12) months.

10. Termination

(a) Failure to Deliver Material. If Author fails to deliver the manuscript in final and completed form (*e.g.*, neatly and legibly typed on 8-1/2" by 11" paper, properly margined, utilizing proper grammar, capitalization and punctuation subject to Publisher's copyediting) as described in subparagraph 1(a) hereinabove by the due date, Publisher may terminate this Agreement at any time thereafter upon forty-five (45) days' written notice, giving Author the opportunity within such period to cure such failure, and upon such termination all money previously paid to Author shall promptly be repaid to Publisher, all rights granted to Publisher under this Agreement shall revert to Author, and there shall be no further claims, liabilities or obligations between the parties concerning this Agreement.

(b) Extension of Time. Publisher may in its discretion extend or not extend the time for delivery of the Material for any period it deems appropriate. Failure to give a notice of termination for non-delivery shall not be deemed a waiver of the right to serve such a notice at a later time, provided the notice is served before delivery is made and in accordance with the provisions of subparagraph (a) above.

(c) Unsatisfactory Material. If the completed Material is not, in Publisher's sole good faith judgment, satisfactory in editorial form, style and content, and provided Author has been given the opportunity to revise the Material in accordance with subparagraph (d) below, Publisher may terminate this Agreement upon written notice. Upon such termination, the parties shall have no further obligations or liabilities to each other, all rights granted to Publisher under this Agreement shall revert to Author, subject to the repayment by Author of any monies paid to Author by Publisher hereunder out of the first proceeds received by Author from subsequent dispositions of rights granted under this Agreement to the Material, including any adapted or amended versions thereof ("First Proceeds.")

(d) Acceptance of Material; Revisions. Within 45 days after the date Publisher receives the completed Material from Author Publisher shall determine whether the Material is satisfactory in editorial form, style and content. If the Material as delivered is not satisfactory in editorial form, style and content to Publisher, in Publisher's sole good faith judgment, Publisher shall request in writing that Author make revisions, changes or additions (hereinafter collectively "revisions") thereto. Author shall revise the Material in accordance with Publisher's request and within a reasonable time period mutually agreed upon by Publisher and Author. Publisher shall have an additional 45 days from the date it receives the revised Material to determine whether it is satisfactory in editorial form, style and content. If the Material as revised by Author remains unsatisfactory in editorial form, style and content to Publisher, in its sole good faith judgment, or if Author fails to submit the revisions, or fails to deliver the revised Material, on time, Publisher may terminate this Agreement by written notice in accordance with the terms of subparagraph (c), above. A request for revisions shall not be deemed to constitute acceptance of the Material, nor shall it be deemed to obligate Publisher to accept the revised Material. Publisher agrees to provide Author with timely editorial responses and guidance to any material submitted by Author.

(e) Notice of Acceptance. Publisher shall promptly notify Author of its acceptance of the Material by written notice signed by an authorized signatory of Publisher. Any such notice of acceptance shall be accompanied by the advance payment due on acceptance. Comments, requests for revisions, or other correspondence between Publisher and Author shall not constitute notice of acceptance, nor shall payment of any portion of Author's advance, unless Publisher affirmatively notifies Author on or with such comment, request, correspondence or payment that the Material is accepted.

11. Publication

(a) Time and Circumstances of Publication. Publisher shall publish the Work no later than eighteen months from the date of written notice of acceptance of the complete Material with the understanding that Publisher will use best efforts to publish within twelve (12) months of such acceptance. First publication of the Work shall be under the Hyperion imprint in hardcover format. With respect to the paperback edition of the Work, Publisher agrees that such paperback publication shall not take place prior to one (1) year after the initial hardcover publication of the Work. Author shall have approval, not to be unreasonably withheld or delayed, on the jacket and cover design and copy, and interior design of all of Publisher's editions of the Work. The title of the Audio Work shall be the same as the title of the Work. If and to the extent that any such

materials differ from those used for the Work, Author shall also have approval, not to be unreasonably withheld or delayed, regarding the artwork for the package of the Audio Work (including the front and back package design and copy). Any change in the title of the Work shall be subject to mutual agreement between Author and Publisher. Publication shall be in such a manner, format and style and at such price or prices as Publisher deems appropriate. Advertising, number and destination of free copies and all details of manufacture, distribution and promotion shall be at the discretion of Publisher. At Publisher's reasonable request, Author shall make promotional appearances or otherwise cooperate with Publisher to promote sales of the Work for a period of two (2) weeks at the time of initial publication of the Work. Scheduling of such activities will be mutually agreed. Business class travel, and reasonable lodging and meal expenses, will be at Publisher's sole expense.

(b) Failure to Publish. If Publisher, after acceptance of the complete Material, fails to publish, or cause to be published, the Work within the period provided herein, Author may at any time thereafter serve a written notice on Publisher demanding publication. Within 90 days of its receipt of such notice Publisher shall either (i) publish or cause the Work to be published or (ii) revert to Author in writing all rights to the Material granted to Publisher herein (subject to any outstanding licenses, which shall be assigned to Author, if permitted by the terms of such licenses). If Publisher fails to elect either (i) or (ii) above within said 90 days, Author may terminate this Agreement upon written notice to Publisher, upon which termination all rights granted hereunder shall immediately and automatically revert to Author, and further provided that Publisher agrees to execute any documents reasonably requested by Author to effectuate such termination and reversion. If rights in the Material revert to Author pursuant to this subparagraph, Author shall be entitled to receive and retain any and all advance moneys, including without limitation monies set forth under Paragraph 4 of this Agreement as damages for Publisher's failure to publish the Work, but Publisher shall have no further obligation to Author with respect to the Material, except to pay over 100% of all proceeds derived from all outstanding licenses which have not been assigned to Author.

(c) Free Copies. Publisher shall give Author 30 and Agent, 20, free copies of each of Publisher's editions of the Work upon first publication and shall give Author 10, and Agent 5 copies of any Audio edition, and shall, at Author's request, make available further copies at a discount of fifty percent (50%) from Publisher's suggested retail price for Author's own use, but not for resale.

(d) Advertisements. Publisher shall not print or authorize the printing and/or insertion of advertisements in any edition of the Work without Author's prior written approval.

12. Warranties and Indemnities

(a) Warranties. Author represents and warrants that, except as may otherwise be indicated hereinabove, Author is the sole author of the Material; that the Material conforms in all respects to the requirements of this Agreement, that the Material is original (except for material of others included with consent or under license), has never before been published in whole in book form, is not (except for material obtained from public domain sources) in the public domain in any country included in the Territory and does not infringe upon any copyright, trademark or upon any other proprietary or personal right of any third party; that the Material contains no matter which is libelous, in violation of any right of privacy, harmful to the user or any third party so as to subject Publisher to liability, or otherwise contrary to law; that Author is the sole and exclusive owner of the rights herein conveyed to Publisher; that Author has not previously assigned, pledged or otherwise encumbered the same; and that Author has full power to enter into this Agreement and to make the grant herein contained.

(b) Indemnity. Author shall indemnify and hold Publisher, its licensees and any sellers of the Work harmless from any losses, damages, expenses (including reasonable outside attorneys' fees), settlements, recoveries or judgments arising from or related to any claim, action or proceeding based on allegations which, if established, would constitute a breach of any of Author's representations and warranties. Either party shall promptly notify the other of any claim, action, or proceeding respecting the Work. Publisher shall defend any such claim, action, or proceeding made against Publisher with counsel of Publisher's selection. Author shall fully cooperate with Publisher in its conduct of the defense thereof. Author may elect to participate in the defense thereof at Author's own expense with counsel of Author's selection, but Publisher's counsel shall control the defense of any such claim, action or proceeding in consultation with Author. Publisher shall have the right to settle any such claim, action or proceeding made against Publisher, subject to Author's written approval, not to be unreasonably withheld. Author and Publisher shall agree in writing on the percentage of the costs of any such settlement which each shall bear. If the parties are unable to reach such an agreement, Publisher shall retain any remedies available to it based on Author's breach of any warranty or representation made by Author in this Agreement. Notwithstanding the foregoing, if Author undertakes to hold Publisher harmless from the further costs of defending any such claim, action or proceeding and provides security acceptable to Publisher in Publisher's sole

reasonable discretion, Publisher shall not settle any such claim, action or proceeding without Author's written consent. Publisher shall have no obligation to appeal any judgment against Publisher resulting from a claim, action or proceeding respecting the Work. In no event will Author's indemnity obligation hereunder exceed $500,000.00. Nothing herein shall prevent Publisher at any time from settling any claim, action or proceeding against it at its own cost and expense.

(c) Withholding legal expenses. In the event of any claim, action or proceeding based on allegations which, if established, would constitute a breach of any of Author's representations and warranties, Publisher shall have the right to withhold from payments due to Author under the terms of this Agreement its reasonable estimate of Author's share of the costs and damages resulting from any such claim, action or proceeding as security for Author's obligations under this Agreement, up to $500,000.00. Publisher shall deposit any sums withheld in an interest-bearing account pending disposition of the claim, action or proceeding. If a claim, action or proceeding is not commenced within one year of first notification, Publisher shall, upon Author's request, release monies withheld together with the interest thereon. Upon such disposition, the sums withheld and the interest earned thereon will be applied to satisfy Author's obligation to indemnify Publisher, and any balance remaining thereafter shall be remitted to Author promptly after such disposition.

(d) Revisions to Reduce Risk of Legal Claims. If in the opinion of Publisher's legal counsel there appears to be a substantial risk of legal claims or of governmental action against the Work, Author will, at Publisher's written request, make revisions in the Material satisfactory to Publisher and Publisher's legal counsel. If Author refuses or fails to make the requested revisions, Publisher may terminate this Agreement by written notice to Author. Upon such termination, all moneys previously paid to Author under this Agreement shall be repaid to Publisher by Author. If Author revises the Work but there remains, in the reasonable opinion of Publisher's counsel, a substantial risk of legal claims and/or governmental action against the Work, Publisher may terminate this Agreement by written notice to Author. Upon such termination, all rights granted herein shall revert to Author, subject to all money previously paid to Author under this Agreement being repaid to Publisher out of First Proceeds. In any event, no request for revisions or substantiation shall be deemed to impose on Publisher any obligation of verification, nor shall it affect Author's warranties and indemnities, which shall apply to all Material.

(e) The representations, warranties and indemnities set forth in this Agreement shall survive in the event this Agreement expires or is terminated for any reason.

(f) Indemnification by Publisher. Publisher shall indemnify and hold Author and Writer (if any), jointly and severally, harmless from any losses, damages, expenses (including reasonable attorney's fees), settlements, recoveries or judgments arising from any claim action or proceeding relating to the publication, marketing , sale or other exploitation of the Work (other than claims related to the Material or to any element(s) specifically approved by the Author) except any claim which involves an alleged action or failure to act by the Author and/or Writer (if any). Author and/or Writer (if any) shall fully cooperate with Publisher's counsel in the defense of any such claim. Author and/or Writer (if any) may elect to be represented by counsel of their own selection at their own expense, but no settlement shall be made without Publisher's approval.

(g) Insurance. Publisher currently maintains media perils insurance and acknowledges that Author and Writer (if any) are covered by such insurance as an additional named insured with respect to this Work only. Publisher shall maintain such insurance during the term of this Agreement, or shall self-insure at an equivalent level. Publisher shall use its best efforts to look first to the proceeds of any such insurance in connection with any sums that may become payable by Author and/or Writer by reason of their indemnify obligations hereunder. Author and Writer acknowledges that such insurance is subject to a self-insured retention (*i.e.,* deductible.)

13. Competing Works

During the term hereof, Author shall not, individually or jointly with any other author, publish or cause or authorize to be published any book so substantially similar to the Work, which is mutually agreed by Author and Publisher as competing directly in the marketplace with sales of the Work. Nothing herein shall be deemed to apply to prequels or sequels to the Work, provided Author has fulfilled her obligations under Paragraph 16. The Publisher acknowledges that Laura Berman is a doctor who writes, publishes and authorizes the publication of academic papers in the field of women's sexuality, which is the subject of the Work, and that such writing and publication shall neither be deemed a breach of the terms of this Agreement nor in any instance require the Publisher's consent.

14. Copyright

(a) Publisher shall include in each copy of the Work distributed hereunder a copyright notice in the name of Author in accordance with the United States Copyright Act and the Universal Copyright Convention, as amended and shall use best efforts to require its licensees to do same. Publisher shall register a claim to copyright in the Work in such name with the U.S. Copyright Office within three months of its first publication of the Work. Publisher is permitted, but not obligated, to take steps to secure copyright in other countries in the Territory and to apply in such

names for any renewal of any copyright. (References to copyright in this Agreement shall include any amendment subsequent to the date hereof to the United States Copyright Act, the copyright laws of other countries in the Territory, and international copyright conventions.)

(b) Both parties agree to execute at any time any documents necessary or appropriate to register a claim to copyright or otherwise to secure and maintain copyright in accordance with the provisions of this Agreement. Publisher may record this Agreement with the U.S. Copyright Office. Author hereby appoints Publisher to be Author's attorney-in-fact solely to execute and to file any and all documents necessary to register a claim to copyright in the Material and to record in the U.S. Copyright Office the assignment of exclusive rights to Publisher in this Agreement.

(c) Any contents for the Work, other than Material, that Publisher furnishes at its own expense is subject to Author's prior written approval, and may be treated as a separate copyrighted work if, in consultation with Author, Publisher deems it appropriate.

(d) Author shall, in connection with any disposition of rights reserved by Author hereunder, require the licensee or grantee of such rights to take all necessary steps, if any, to protect the copyright in the Work. Author shall promptly notify Publisher if Author makes any disposition of such rights that would permit publication of the Work or any portion of the Work prior to the publication of the complete Work under this Agreement and shall promptly deliver to Publisher two copies of any such prior publication. However, Author's inadvertent failure to do so shall not be considered a breach of this Agreement nor give Publisher any claim for damages. At Publisher's written request, Author shall also deliver to Publisher assignments in legally recordable form if required to permit a claim to copyright of any portion of the Work published prior to the publication of the complete Work to be registered as provided herein.

(e) Each copy of each Audio Book will carry the proper copyright notice as follows:
(P) 20** Hyperion.
** (year in which the Recording is initially distributed as an Audio Book hereunder)
And © 20** {Author}.

Publisher shall be the absolute and unqualified owner of the master recording of the Audio Book ("Recording") and Author shall have no right, title, or interest therein. Publisher shall have the exclusive right, title and interest in and to the copyright and renewals and extensions of copyright, and other protection, for the performance embodied in the Recording, and Author hereby agrees to execute and deliver such

instruments and documents as Publisher may reasonably require to evidence, establish, maintain or defend its rights in or to the Recording and such copyright. Notwithstanding the foregoing, Publisher agrees it may not exploit the copyright except as specifically provided for herein and may not authorize others to do so or provide the original or any copy of the Recording to others except in connection with Publisher's own exercise of the limited rights granted to Publisher hereunder.

15. Third-Party Infringement

Publisher may take any legal action it deems advisable to restrain any actual or threatened infringement of copyright in the Work or to seek damages therefor, but shall not be liable to Author for failure to take such legal action. Subject to Author's consent, such consent not to be unreasonably withheld or delayed, Publisher may make Author a co-plaintiff in any litigation Publisher commences to protect the copyright. If Author refuses consent, Publisher may still designate Author a co-plaintiff, provided Publisher indemnifies Author for all legal expenses, claims, demands, losses, liabilities, settlements, judgments, recoveries, costs and expenses incurred in such legal action. Publisher shall bear the entire expense of such litigation, and any recovery therefrom shall be applied first to reimburse Publisher for its expense, including reasonable outside attorneys' fees. The balance, if any, shall be allocated one-half to Author, provided that the recovery is due in material respect to infringement of Author's rights in the Material, and one-half to Publisher. If Author reasonably requests Publisher to bring an action which Publisher has legal standing to bring, but Publisher declines to do so, Author may do so in Author's own name and at Author's own cost and expense. Money damages recovered by Author from such infringement of the Material shall belong to Author after reimbursing Publisher for its costs and expenses, if any, in connection with the litigation. Each party shall notify the other of any such infringement that comes to its attention.

16. Option

Next Manuscript. Author agrees not to submit a proposal for Author's next work of non-fiction to any other publisher until such proposal has first been submitted to Publisher, and Publisher has had 30 days from the later of:

i) the time of submission of such proposal to Publisher; or

ii) the date on which the Work is accepted

to advise Author whether it wishes to publish such next work and to negotiate a publication agreement with Author. If Publisher fails to so advise Author, or the parties fail to reach agreement within said 30 days, Author may submit and sell the proposal to third parties without further obligation to Publisher. If this

Agreement is terminated pursuant to subparagraph 10(c), Author's obligations under this Paragraph 16 shall terminate as well.

17. Out-of-Print Termination

(a) If the Work is out-of-print as defined in subparagraph (b) of this paragraph, Author may serve Publisher with a written notice requesting reversion of the rights granted hereunder. Publisher shall, within three months of receiving such notice, do one of the following: (i) declare in writing its intention to reissue a full-length English language print edition of the Work in the United States within six months; or (ii) enter into a license providing for the publication in the United States of a new full-length English language print edition of the Work within six months; or (iii) revert in writing to Author the rights granted to Publisher herein. If Publisher fails to respond to such notice within three (3) months, however, Author may terminate this Agreement by giving written notice to Author, whereupon all rights granted to Publisher herein shall revert to Author. If Publisher declares its intention to reissue the Work and does not do so within nine (9) months from the date of receiving Author's request for reversion, all rights granted to Publisher herein shall automatically revert to Author. Any reversion of rights to Author under this paragraph shall be subject to any outstanding licenses to third parties entered into prior to the date of the reversion and the rights of Author and Publisher to participate in the proceeds therefrom.

(b) For purposes of this Agreement, the Work shall be deemed out-of-print if, after two years from the date of first publication, no full-length English language edition of the Work is available in the United States from Publisher or a licensee of Publisher and there is no license in effect which provides for the publication or reissue of a full-length English language print edition of the Work in the United States within 12 months from the date of Author's notice requesting reversion, or if aggregate sales of the Work in all formats fall below 300 copies in any two consecutive accounting periods. If the Audio Work is out of print as defined herein, Author may request a reversion of Audio rights in accordance with the terms hereof, provided that any such reversion will not effect Publisher's rights in print editions of the Work. If rights to the print edition of the Work revert to Author in accordance with the terms hereof, such reversion will not effect Publisher's rights in the Audio Work.

18. Retention of Manuscript Copy

Author shall retain at least one copy of the manuscript for the Work and any other Material submitted to Publisher. Publisher shall, within a reasonable time after first publication of the Work, return to Author the copy of the manuscript used for typesetting. Publisher shall not be required to retain such manuscript thereafter.

Publisher shall not be responsible for the loss of or damage to any Material submitted by Author, except in the event of its gross negligence.

19. Use of Author's Name and Likeness

Author grants to Publisher the right to use Author's name, approved likeness and/or approved biographical data on any editions of the Work or portions thereof published by Publisher and in any advertising, publicity or promotion for the Work. Author further agrees that Publisher may extend this right to any licensee or purchaser of any of the rights granted to Publisher herein. All rights not expressly granted to Publisher herein are reserved to Author. Author agrees to, at Author's expense, furnish Publisher with two (2) copies of a photograph suitable for use on the back jacket flap of the Work as well as in all other publicity and promotion of the Work. Author at Author's expense, shall be responsible for clearing any permissions associated with such photographs and shall provide a credit line for same. Publisher agrees to contribute up to $1,000 toward the cost of obtaining such photograph. If Publisher wishes to use Author's photograph on the front jacket/cover of the Work, Publisher shall arrange for such photograph at its own expense. (It is understood the any Writer's photograph will not appear on the Work).

20. Taxes and Other Charges

(a) If Publisher is required by law to withhold and pay to any U.S. or foreign government taxing authority any non-recoverable portion of amounts due Author hereunder, such payments shall be deducted from the net amounts due Author hereunder.

(b) If any non-recoupable foreign taxes or bank charges are imposed on any payments due Publisher from the exercise of any right granted herein, the appropriate allocation of proceeds between Publisher and Author from the exercise of such right shall be made on net amounts received after such taxes and charges have been paid, but shall not exceed ten percent (10%) due Author hereunder from such payment for which such tax or bank charge is assessed.

21. Force Majeure

The failure of Publisher to publish or reissue the Work or otherwise perform its obligations under this Agreement shall not be deemed to be a violation of this Agreement or give rise to any right of termination or reversion if such failure arises from a "force majeure." Publisher's time to publish, reissue or otherwise to perform its obligations shall be extended for a period equal to the period of delay caused by the force majeure, but in no event shall such extension exceed six (6) months from the onset of the cause of delay. For purposes of this Agreement, "force majeure" includes, without limitation, acts of God, fires, national disasters,

restrictions of governmental agencies, labor disputes or inability to obtain the materials necessary for printing, or any other circumstances beyond Publisher's reasonable control.

22. Agency

The Author hereby irrevocably appoints International Creative Management, Inc., 40 West 57th Street, New York, NY 10019 (Attn: Amanda Urban) as her exclusive agent with respect to the Work (such appointment being coupled with an interest and irrevocable) and does hereby irrevocably authorize Publisher to pay, and the Publisher agrees to pay all monies due or to become due to Author hereunder to and in the name of said agent. Receipt by said Agent shall be deemed receipt by the Author. In return for services rendered and to be rendered by the agent in connection with this Agreement, the Author hereby irrevocably agrees to pay and authorizes said agent to receive and retain as its commission fifteen percent (15%) of all gross monies payable to the Author hereunder.

23. Bankruptcy

In the event that Publisher (a) files a petition in bankruptcy, or (b) is adjudicated bankrupt by a court of competent jurisdiction; or (c) completely liquidates its business, this Agreement shall terminate automatically, and all rights granted to Publisher herein shall revert to Author.

24. Governing Law

This Agreement shall in all respects be governed by and interpreted in accordance with the substantive laws of the State of New York (without regard to choice of law rules) applicable to contracts made and to be performed in New York.

25. Assignment of this Agreement

This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and, subject as follows, assigns of Author and the successors and, subject as follows, assigns of Publisher. Neither party hereto may assign this Agreement without the prior written approval of the other. It is agreed that Author may assign Author's right to income under this Agreement with Publisher's approval, not to be unreasonably withheld or delayed. Author may assign Author's right to income under this Agreement to a Trust created for the Author's benefit or to Author's personal services corporation without Publisher's approval, provided Author executes Publisher's standard form of personal guarantee if so requested. The sale of substantially all of the assets of Publisher, or its acquisition by or merger into another company, shall not be deemed an assignment of this Agreement by Publisher, nor shall an assignment to Publisher's parent company or any subsidiary or affiliate thereof that is equally financially

responsible as Publisher and that has an adult trade imprint be deemed such an assignment. Any assignment in violation of this paragraph shall be void.

26. Headings

The headings in this Agreement are for convenience only and are without substantive effect.

27. Notices

All notices and payments required or permitted by this Agreement shall be in writing and sent by regular first-class mail, except that any notices of breach, reversion, demand for publication or termination shall be sent by certified or registered mail, return receipt requested, to Author and to Publisher at their addresses recited at the beginning of this Agreement (or to such other addresses as such parties shall notify the other in writing). Any notice to Publisher shall be sent to the attention of "Publisher, Adult Publishing."

28. Performance Rights

In the event of the disposition of performance rights, Publisher shall, at Author's request, grant to the purchaser of such rights, the right to publish excerpts and summaries of the Work in the aggregate not to exceed 10,000 words for advertising and exploiting such rights.

29. Entire Understanding

This Agreement contains the entire understanding of Author and Publisher and supersedes all prior and contemporaneous negotiations, understandings and agreements between them concerning the Work. No waiver or modification of any of the terms hereof shall be valid unless made in writing and signed by both parties. No waiver of any breach shall be deemed a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date(s) below indicated.

Hyperion, an imprint of Buena Vista Books, Inc.

By: ________________________
Robert S. Miller, President

Date: 12/2/04

____
Laura Berman, Ph.D.

Date: 11/29/04

Schedule Of Territories

Anguilla
Antigua & Barbuda
Australia
Bahamas
Bangladesh
Barbados
Belize
Bermuda
Bhutan
Botswana
British Antarctic Territory
British Indian Ocean Territory
British Virgin Islands
Brunei
Burma
Cayman Islands
Cyprus
Dominica
Falkland Islands and Dependencies
Fiji
Gambia
Ghana
Gibraltar
Gilbert Islands
Grenada
Guyana
India
Iraq
Irish Republic
Jamaica
Jordan
Kenya
Kiribati
Kuwait
Lesotho
Malawi
Malaysia
Malta
Mauritius
Montserrat
Namibia (SW Africa)
Nauru
Nepal
New Hebrides
New Zealand
Nigeria
Pakistan
Papua New Guinea
Pitcairn Island
St. Helena
    Ascension
    Tristan da Cunha
St. Kitts Nevis
St. Lucia
St. Vincent
Seychelles
Sierra Leone
Solomon Islands
Somalia
South Africa
Sri Lanka
Sudan
Swaziland
Tanzania
Tasmania
Tongo
Trinidad and Tobago
Turks and Caicos Islands
Tuvalu
Uganda
United Kingdom
    (including Northern Ireland, Ireland, Isle of Man & Channel Islands)
Vanuatu
Western Samoa
Yemen P.D.R.
Zambia
Zimbabwe